EXHIBIT 99
                            FOR IMMEDIATE RELEASE


            MEDIA CONTACT:                         INVESTOR CONTACT:
            Kellie Leonard                         Pamela Catlett
            503.671.6171                           503.671.4589

            NIKE, INC. REPORTS FISCAL 2008 EARNINGS PER SHARE OF $3.74

        Fiscal Year Revenue Up 14 Percent, Earnings Per Share Up 28 Percent

                    Worldwide Futures Orders Up 11 Percent

BEAVERTON, Ore. (25 June, 2008) - NIKE, Inc. (NYSE:NKE) today reported financial results for the 2008 fiscal year ended May 31, 2008. For the fiscal year, revenues grew 14 percent to $18.6 billion, compared to $16.3 billion last year. Net income increased 26 percent to $1.9 billion, compared to $1.5 billion last year, and diluted earnings per share increased 28 percent to $3.74 versus $2.93 last year. For the fourth quarter, revenues increased 16 percent to $5.1 billion, compared to $4.4 billion for the same period last year. Fourth quarter net income increased 12 percent to $490.5 million, compared to $437.9 million in the prior year, and diluted earnings per share increased 14 percent to $0.98, versus $0.86 last year. Changes in currency exchange rates increased revenue growth by 5 percentage points for the full year and 7 percentage points for the fourth quarter.

"NIKE turned in another strong performance in fiscal year 2008. The power and strength of the NIKE brand as well as the depth and diversity of the NIKE, Inc. portfolio produced solid sales growth across all geographies and key product platforms," said Mark Parker, President and CEO of NIKE, Inc. "By continuing to deliver compelling consumer experiences, backed by strong operational execution, we're confident we can deliver long-term profitable growth and create value for our shareholders."*

"Going forward we are going to play to those strengths and continue to invest in product innovation, deep brand connections, improved retail presentation, and operational effectiveness. Our focus is on working stronger, leaner and smarter through uncertain macroeconomic conditions to maximize our unique potential as a leader and innovator," Parker continued. "As we complete fiscal 2008, we are better positioned than we ever have been."*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from June 2008 through November 2008, totaling $8.8 billion, 11 percent higher than such orders reported for the same period last year. Changes in currency exchange rates increased reported orders growth by 3 percentage points.*

By region, futures orders for the U.S. were flat to last year; Europe (which includes the Middle East and Africa) increased 10 percent; Asia Pacific grew 31 percent; and the Americas increased 30 percent. Changes in currency exchange rates increased reported futures orders growth in Europe by 6 percentage points; by 7 percentage points in the Asia Pacific region; and by 1 percentage point in the Americas region.*

Regional Highlights

U.S.
____
During the fourth quarter, U.S. revenues increased 4 percent to $1.7 billion versus $1.6 billion for the same period last year. Footwear revenues increased 6 percent to $1.1 billion. Apparel revenues increased 2 percent to $447.9 million. Equipment revenues decreased 15 percent to $78.2 million. U.S. pre-tax income declined 10 percent to $390.7 million.

For the full fiscal year, U.S. revenues were up 4 percent to $6.4 billion. Footwear revenues increased 6 percent to $4.3 billion, apparel revenues grew 2 percent to $1.7 billion and equipment revenues decreased 5 percent to $306.1 million. U.S. pre-tax income increased 2 percent to $1.4 billion for the fiscal year.

Europe
______
Fourth quarter revenues for the European region grew 19 percent to $1.5 billion from $1.3 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 15 percentage points. Footwear revenues increased 17 percent to $889.2 million. Apparel revenues grew by 22 percent to $531.1 million and equipment revenues increased 16 percent to $113.9 million. Fourth quarter pre-tax income increased 8 percent to $326.2 million.

Full fiscal year European revenues grew 19 percent to $5.6 billion. Changes in currency exchange rates increased revenue growth by 11 percentage points. Footwear revenues were up 19 percent to $3.1 billion, apparel revenues increased 19 percent to $2.1 billion and equipment revenues grew 18 percent to $424.3 million. European fiscal year pre-tax income increased 22 percent to $1.3 billion.

Asia Pacific
____________
Fourth quarter revenues for the Asia Pacific region grew 39 percent to $828.0 million compared to $596.9 million a year ago. Changes in currency exchange rates increased revenue growth by 13 percentage points. Footwear revenues were up 42 percent to $422.0 million, apparel revenues increased 40 percent to $337.7 million and equipment revenues grew 14 percent to $68.3 million. Fourth quarter pre-tax income increased 32 percent to $166.0 million.

For the full fiscal year, Asia Pacific revenues increased 26 percent to $2.9 billion, compared to $2.3 billion last year. Changes in currency exchange rates increased revenue growth by 6 percentage points. Footwear revenues were $1.5 billion, up 29 percent from $1.2 billion last year, apparel revenues increased 25 percent to $1.1 billion and equipment revenues grew 13 percent to $242.2 million. Pre-tax income increased 36 percent to $692.6 million for the fiscal year.

Americas
________
Fourth quarter revenues in the Americas region increased 30 percent to $306.6 million compared to the same period last year. Changes in currency exchange rates increased revenue growth by 11 percentage points. Footwear revenues were up 19 percent to $202.1 million, apparel revenues increased 77 percent to $78.9 million and equipment revenues rose 22 percent to $25.6 million. Pre-tax income was up 53 percent to $60.8 million for the quarter.

Full fiscal year revenues for the Americas region grew 21 percent to $1.2 billion; 7 percentage points of this growth was the result of changes in currency exchange rates. Footwear revenues increased 17 percent to $792.7 million, apparel revenues increased 37 percent to $265.4 million and equipment revenues rose 22 percent to $96.0 million. Pre-tax income increased 24 percent for the fiscal year to $239.3 million.

Other Businesses
________________
For the fourth quarter, Other business revenues, which include, Converse Inc., NIKE Golf, Cole Haan, NIKE Bauer Hockey, Hurley International LLC, and Umbro Ltd. grew 15 percent to $749.5 million and pre-tax income was up 2 percent to $92.9 million. For the fiscal year, Other business revenues increased 15 percent to $2.6 billion and pre-tax income increased 12 percent to $336.4 million.

In fiscal 2008, following a strategic review of the Company's affiliate brands portfolio, the Company made a number of changes. During the year, the Company completed the divestiture of the Starter brand and NIKE Bauer Hockey and the acquisition of Umbro. The Starter brand was sold for $60 million in cash resulting in a gain of $29 million, which was included in third quarter Other income (expense). NIKE Bauer Hockey was sold for $189 million in cash resulting in a gain of $32 million, which was included in fourth quarter Other income, (expense). As part of the sale, the Company licensed the limited use of certain Company trademarks for a period of two years. Accordingly, $41 million of the sales price was deferred and will be recognized in Other income, (expense) over the license period. The acquisition of Umbro was completed in the fourth quarter for total consideration of (pound sterling) 290.5 million (approximately $576 million), inclusive of transaction fees.

Income Statement Review

In the fourth quarter of fiscal 2008 gross margins were 45.8 percent compared to 43.8 percent for the same period last year. For the fiscal year, gross margins were 45.0 percent compared to 43.9 percent last year.

Selling and administrative expenses were 33.1 percent of fourth quarter revenue compared to 29.0 percent for the same period last year. For the fiscal year, selling and administrative expenses as a percent of revenue were 32.0 percent versus 30.8 percent last year.

The effective tax rate for the fourth quarter was 24.3 percent compared to
33.5 percent for the same period last year, benefiting from a larger proportion of earnings coming from outside the United States where the Company benefits from lower tax rates. For the fiscal year, the effective tax rate was 24.8 percent compared to 32.2 percent last year; reflecting a one-time tax benefit related to utilization of past foreign losses that contributed $0.21 per diluted share, as well as continued improvements in the tax efficiency of the Company's global operations.

Balance Sheet Review

At the end of the fiscal year, global inventories stood at $2.4 billion, an increase of 15 percent from May 31, 2007. Cash and short-term investments were comparable to the end of last fiscal year at $2.8 billion.

Share Repurchase

During the fourth quarter, the Company purchased a total of 4,447,605 shares for approximately $290 million in conjunction with the Company's four-year, $3 billion share repurchase program approved by the Board of Directors in June 2006. As of the end of the fiscal year, the Company has purchased a total of 38,646,058 shares for approximately $2.1 billion under this program.





  NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned NIKE subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, visit NIKEbiz.com.

NIKE's earnings releases and other financial information are available on the Internet at www.NIKEbiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.


                           (Tables Follow)




                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                           FOR THE PERIOD ENDED MAY 31, 2008
                         (In millions, except per share data)

INCOME                          QUARTER ENDED                 YEAR TO DATE ENDED
STATEMENT                   05/31/2008  05/31/2007  %Chg   05/31/2008  05/31/2007  %Chg
=======================================================  ============================
Revenues                      $5,088.0    $4,383.2   16%    $18,627.0   $16,325.9    14%
Cost of sales                  2,756.6     2,464.2   12%     10,239.6     9,165.4    12%
                           _______________________           ______________________
Gross margin                   2,331.4     1,919.0   21%      8,387.4     7,160.5    17%
                                45.8 %      43.8 %             45.0 %      43.9 %

Selling and administrative
 expense                       1,686.3     1,272.0   33%      5,953.7     5,028.7    18%
                                33.1 %      29.0 %             32.0 %      30.8 %

Interest income, net               10.7       24.2  -56%         77.1        67.2    15%
Other income (expense), net        (7.5)     (12.4)  40%         (7.9)        0.9  -978%
                           -----------------------           ----------------------

Income before income taxes        648.3      658.8   -2%      2,502.9     2,199.9    14%

Income taxes                      157.8      220.9  -29%        619.5       708.4   -13%
                           -----------------------           ----------------------
                                 24.3 %     33.5 %             24.8 %      32.2 %

Net income                       $490.5     $437.9   12%     $1,883.4    $1,491.5    26%
                           =======================           ======================
Diluted EPS                       $0.98      $0.86   14%        $3.74       $2.93    28%
                           =======================           ======================
Basic EPS                         $1.00      $0.87   15%        $3.80       $2.96    28%
                           =======================           ======================


Weighted Average Common Shares Outstanding:

Diluted                       500.1       510.2              504.1       509.9
Basic                         491.4       502.8              495.6       503.8
                        =======================         =======================
Dividends declared            $0.23      $0.185             $0.875       $0.71
                        =======================         =======================




NIKE, INC.
BALANCE SHEET                                    05/31/2008   05/31/2007
=========================================================================
                                                      (In millions)
   ASSETS
Current assets:
   Cash and equivalents                            $2,133.9     $1,856.7
   Short-term investments                             642.2        990.3
   Accounts receivable, net                         2,795.3      2,494.7
   Inventories                                      2,438.4      2,121.9
   Deferred income taxes                              227.2        219.7
   Prepaid expenses and other
     current assets                                   602.3        393.2
                                                 ------------------------
   Total current assets                             8,839.3      8,076.5

Property, plant and equipment                       4,103.0      3,619.1
   Less accumulated depreciation                    2,211.9      1,940.8
                                                 ------------------------
   Property, plant and equipment, net               1,891.1      1,678.3

Identifiable intangible assets, net                   743.1        409.9
Goodwill                                              448.8        130.8
Deferred income taxes and other assets                520.4        392.8

                                                 ------------------------
Total assets                                      $12,442.7    $10,688.3
                                                 ========================

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                 $  6.3       $ 30.5
   Notes payable                                      177.7        100.8
   Accounts payable                                 1,287.6      1,040.3
   Accrued liabilities                              1,761.9      1,303.4
   Income taxes payable                                88.0        109.0
                                                 ------------------------
   Total current liabilities                        3,321.5      2,584.0

Long-term debt                                        441.1        409.9
Deferred income taxes and other liabilities           854.5        668.7
Redeemable preferred stock                              0.3          0.3
Shareholders' equity                                7,825.3      7,025.4

                                                 ------------------------
Total liabilities and shareholders' equity        $12,442.7    $10,688.3
                                                 ========================

NIKE, INC.                      QUARTER ENDED                YEAR TO DATE ENDED
DIVISIONAL REVENUES       05/31/2008 05/31/2007  %Chg   05/31/2008 05/31/2007  %Chg
=====================================================  ============================
                                               (In millions)
U.S. Region
     Footwear               $1,143.6   $1,080.8    6%     $4,326.8   $4,067.2    6%
     Apparel                   447.9      437.9    2%      1,745.1    1,716.1    2%
     Equipment                  78.2       91.5  -15%        306.1      323.8   -5%
                         ----------------------        ----------------------
          Total              1,669.7    1,610.2    4%      6,378.0    6,107.1    4%

EMEA Region
     Footwear                  889.2      757.1   17%      3,112.6    2,608.0   19%
     Apparel                   531.1      436.0   22%      2,083.5    1,757.2   19%
     Equipment                 113.9       98.3   16%        424.3      358.1   18%
                         ----------------------        ----------------------
          Total              1,534.2    1,291.4   19%      5,620.4    4,723.3   19%

Asia Pacific Region
     Footwear                  422.0      296.4   42%      1,499.5    1,159.2   29%
     Apparel                   337.7      240.4   40%      1,140.0      909.3   25%
     Equipment                  68.3       60.1   14%        242.2      214.9   13%
                         ----------------------        ----------------------
          Total                828.0      596.9   39%      2,881.7    2,283.4   26%

Americas Region
     Footwear                  202.1      169.4   19%        792.7      679.6   17%
     Apparel                    78.9       44.7   77%        265.4      193.9   37%
     Equipment                  25.6       20.9   22%         96.0       79.0   22%
                         ----------------------        ----------------------
          Total                306.6      235.0   30%      1,154.1      952.5   21%

                             4,338.5    3,733.5   16%     16,034.2   14,066.3   14%

Other                          749.5      649.7   15%      2,592.8    2,259.6   15%

Total NIKE, Inc. revenues   $5,088.0   $4,383.2   16%    $18,627.0  $16,325.9   14%






NIKE, INC.
                            QUARTER ENDED                    YEAR TO DATE ENDED
PRE-TAX INCOME1,2        05/31/08   05/31/07  %Chg          05/31/08   05/31/07  %Chg
===================================================================================
U.S. Region            $  390.7   $  433.1  -10%          $1,391.9   $1,367.3    2%
EMEA Region               326.2      302.2    8%           1,266.2    1,036.2   22%
Asia Pacific Region       166.0      125.5   32%             692.6      508.3   36%
Americas Region            60.8       39.8   53%             239.3      192.7   24%
Other                      92.9       91.2    2%             336.4      299.7   12%
Corporate3               (388.3)    (333.0) -17%          (1,423.5)  (1,204.3) -18%
                      ______________________              _____________________
Total pre-tax income1  $  648.3   $  658.8   -2%          $2,502.9   $2,199.9   14%
                      ======================              =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2008 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.